As filed with the Securities and Exchange Commission on January 19, 2007

Registration No. 333-92193
Registration No. 333-34623

___________________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

__________________________________________

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

__________________________________________

SOTHEBY'S
(Exact name of registrant as specified in its charter)

Delaware	38-2478409
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1334 York Avenue
New York, New York	10021
(Address of Principal Executive Offices)	(Zip Code)

SOTHEBY’S HOLDINGS, INC. 1997 STOCK OPTION PLAN

(Full title of the plan)

__________________________________________

Donaldson C. Pillsbury
Executive Vice President, Worldwide General Counsel and Secretary
Sotheby's
1334 York Avenue
New York, New York 10021
(212) 606-7000
(Name and address of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of each class of		maximum	maximum
securities to be	Amount to be	offering price per	aggregate	Amount of
registered	registered	share (1)	offering price	registration fee

See below (1)	N/A	N/A	N/A	N/A

(1)	The Registrant is not registering additional securities. Registration fees were originally paid by the Registrant’s predecessor-in-interest upon filing of the original Registrations Statements on Form S-8 (Registration Nos. 333-92193 and 333-34623). Consequently, no additional registration fees are required with respect to the filing of this amendment.

2

EXPLANATORY NOTE

Reincorporation of Registrant

          On June 30, 2006 (the “Effective Date”), Sotheby’s Holdings, Inc., a Michigan corporation, completed its reincorporation into the State of Delaware by merging into a wholly-owned Delaware subsidiary, Sotheby’s Delaware, Inc. The reincorporation and related proposals were approved by the shareholders of Sotheby’s Holdings, Inc. at the annual meeting of shareholders held on May 8, 2006. Sotheby’s Delaware, Inc. was renamed “Sotheby’s” upon completion of the merger. In the merger, each outstanding share of Sotheby’s Holdings, Inc. Class A Limited Voting Common Stock was converted into one share of Common Stock, par value $0.01 per share (the “Common Stock”), of Sotheby’s, the surviving Delaware corporation.

          As used in this amendment, the term “Registrant” refers to each of Sotheby’s Holdings, Inc. and its successor-by-merger, Sotheby’s, as the context may require.

          Pursuant to Rule 414(d) of the Securities Act of 1933, as amended (the “Securities Act”), Sotheby’s, as successor-by-merger to Sotheby’s Holdings, Inc., adopts, as of the Effective Date, the original Registration Statements (Registration Nos. 333-92193 and 333-34623) (collectively, the “Original Registration Statements”) with respect to the Registrant’s 1997 Stock Option Plan, as amended (the “Stock Option Plan”) as its own registration statements for purposes of the Securities Act and the Securities Exchange Act of 1934, as amended. In addition, this Post Effective Amendment No. 1 is being filed to reflect the above described events and amends and restates the Original Registration Statements.

Deregistration of Certain Securities; No Offering Termination

          In connection with shareholder approval of the Registrant’s Amended and Restated Restricted Stock Plan at the 2006 annual meeting of shareholders held on May 8, 2006, the Registrant amended the Stock Option Plan to reduce the number of shares reserved for issuance under the Stock Option Plan by 6,955,500 shares, from 14,900,000 to 7,944,500 shares. For a more detailed discussion of this amendment to the Stock Option Plan, see “Proposal 5 –Approval of Amended and Restated Restricted Stock Plan – Related Reduction in Shares Reserved Under the Stock Option Plan” in the Registrant’s Definitive Proxy Statement, filed with the Securities and Exchange Commission on April 11, 2006.

          To reflect this reserved share reduction under the Stock Option Plan, the Registrant hereby removes from registration a total of 6,500,000 shares of common stock that have neither been issued nor sold. This deregistration of a portion of the shares of common stock reserved for issuance under the Stock Option Plan is not a termination of the Registrant’s continuous offering of the remaining reserved shares of common stock pursuant to the Original Registration Statements. The Stock Option Plan remains in full force and effect and, as of November 30, 2006, 502,350 shares of common stock reserved under the Stock Option Plan remained available for issuance and sale in connection with future option grants under the Stock Option Plan. This number of remaining reserved common stock shares does not include:

  any additional common stock shares that may become available from time to time for issuance as a result of option grant cancellations and other permitted adjustments under the Stock Option Plan; or

  additional common stock shares reserved for issuance under the Stock Option Plan that underly existing unexercised option grants and consequently are not available for issuance in connection with options awarded in the future.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

          The Registrant incorporates by reference into this Registration Statement the following documents:

(a)	the Registrant’s Annual Report on Form 10-K (File No. 001-09750) for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission (the “Commission”) on March 16, 2006 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	all other reports filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2005;

(c)	Item 1 of the Registrant’s Registration Statement on Form 8-A, dated March 7, 1990 (File No. 001-09750) and filed with the Commission on March 8, 1990 pursuant to Section 12 of the Exchange Act as amended by Amendment No.1 to Form 8-A, dated November 21, 2006 (File No. 001-09750), and filed with the Commission on the same date; and

(d)	all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all such securities then remaining to be sold.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.           Description of Securities.

          Not Applicable.

Item 5.           Interests of Named Experts and Counsel.

          Not Applicable.

Item 6.           Indemnification of Directors and Officers.

          Pursuant to the Delaware General Corporation Law, as amended (the “DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceedings if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful.

          However, the DGCL does not permit indemnification in any derivative action, which is an action by or in the right of the corporation, if such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court determines upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper. Any such person who successfully defends any proceedings subject to the DGCL's indemnification provisions must be indemnified by the corporation for reasonable expenses incurred in connection therewith, including attorneys' fees.

          To the fullest extent permitted by the DGCL, the Registrant's Certificate of Incorporation and By-Laws require the Registrant to indemnify its current and former directors and officers who, in such capacity, are a party or threatened to be made a party to any type of proceedings. In addition, such indemnification is also required for current and former directors, officers, employees and agents of other entities who are serving or have served in such capacities the request of the Registrant. This indemnity is available to such persons against all liability and loss suffered and expenses reasonably incurred by such persons in connection with any proceedings. In certain cases, the indemnified person will be entitled to the advancement of certain expenses. To the extent authorized from time to time by its Board of Directors, the Registrant may provide indemnification and expense advancement rights to any employee or agent of the Registrant.

          As permitted under the DGCL, the Registrant's Certificate of Incorporation eliminates the liability of its directors to the Registrant or its stockholders for monetary damages for breach of the directors' fiduciary duties, except to the extent prohibited by the DGCL. In addition, the Registrant maintains directors' and officers' liability insurance that, under certain circumstances, would cover alleged violations of the DGCL.

Item 7.           Exemption from Registration Claimed.

          Not Applicable.

Item 8.           Exhibits.

Exhibit Number	Description

5	Opinion of Matthew A. Cole, Esq., special counsel to the Company, as to the legality of the shares.

23(a)	Consent of Deloitte & Touche LLP.

23(b)	Consent of Matthew A. Cole, Esq. (included in Exhibit 5).

24	Powers of Attorney (included on signature page).

Item 9.           Undertakings.

          The Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                    (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (d) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 19th day of January, 2007.

SOTHEBY'S

By:	/s/ William F. Ruprecht

William F. Ruprecht
President and Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints William F. Ruprecht and William S. Sheridan, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments), supplements and other documents related to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their substitute or substitutes, shall do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael I. Sovern	Chairman of the Board	January 19, 2007

Michael I. Sovern

/s/ Devonshire	Deputy Chairman of the Board	January 19, 2007

The Duke of Devonshire

/s/ William F. Ruprecht	President, Chief Executive	January 19, 2007
Officer and Director
William F. Ruprecht

/s/ William S. Sheridan	Executive Vice President and	January 19, 2007
Chief Financial Officer
William S. Sheridan

/s/ Michael Blakenham	Director	January 19, 2007

Michael Blakenham

/s/ Steven B. Dodge	Director	January 19, 2007

Steven B. Dodge

/s/ Allen Questrom	Director	January 19, 2007

Allen Questrom

/s/ Donald M. Stewart	Director	January 19, 2007

Donald M. Stewart

/s/ Robert S. Taubman	Director	January 19, 2007

Robert S. Taubman

/s/ Dennis M. Weibling	Director	January 19, 2007

Dennis M. Weibling

/s/ Robin G. Woodhead	Director	January 19, 2007

Robin G. Woodhead

/s/ Michael L. Gillis	Senior Vice President,	January 19, 2007
Controller and Chief Accounting
Michael L. Gillis	Officer

Exhibit Index

Exhibit Number	Description

5	Opinion of Matthew A. Cole, Esq., special counsel to the Company, as to the legality of the shares.

23(a)	Consent of Deloitte & Touche LLP.

23(b)	Consent of Matthew A. Cole, Esq. (included in Exhibit 5).

24	Powers of Attorney (included on signature page).